c a d e s ¡ s c h u t t e a limited liability law partnership

Exhibit 5.3

October 29, 2009

Spectrum Brands, Inc.

Six Concourse Parkway, Suite 3300

Atlanta, Georgia 30328

Ladies and Gentlemen:

We have acted as special Hawaii counsel to DB Online, LLC, a Hawaii limited liability company (“DB Online”), in connection with the Registration Statement on Form S-3 (Registration Statement No. 333-162057) filed by Spectrum Brands, Inc., a Delaware corporation (the “Company”), DB Online and the other Guarantors (as defined herein) with the United States Securities and Exchange Commission (the “Commission”) on September 22, 2009, as amended by the pre-effective Amendment No. 1 thereto to be filed with the Commission on the date hereof (as so amended, the “Registration Statement”), with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 22,886,685 shares (the “Secondary Shares”) of the Company’s common stock, par value $0.01 per share, and an aggregate of $158,703,891 in principal amount of the Company’s 12% Senior Subordinated Toggle Notes due 2019 (such notes to be registered, the “Secondary Notes”) issued in global form under the Indenture, dated as of August 28, 2009 (the “Indenture”), by and among the Company, U.S. Bank National Association, as trustee, and the subsidiary guarantors of the Company party thereto (the “Guarantors”) and the note guarantees (the “Guarantees”) by DB Online and the other Guarantors contained in the Indenture. The Secondary Shares and the Secondary Notes (including the related Guarantees) were originally issued by the Company on August 28, 2009, pursuant to the confirmed joint plan of reorganization of the Company and its direct and indirect United States subsidiaries in the chapter 11 cases, jointly administered by the United States Bankruptcy Court for the Western District of Texas as Case No. 09-50455. The Secondary Shares and the Secondary Notes may be offered and sold from time to time by certain security holders of the Company. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Indenture.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. The law covered by the opinions expressed herein is limited to the laws of the State of Hawaii.

For purposes of rendering our opinions, we have reviewed the Registration Statement, certain documents and certificates of public officials and a certificate of John T. Wilson, Vice President and Secretary of the sole member and the managing member of DB Online (the “Officer’s Certificate”). We have given consideration to such matters of law and fact as we have deemed appropriate, in our professional judgment, to render such opinions.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.

We have relied, without investigation or analysis, upon information in certificates issued by any governmental official, office or agency concerning a person’s property or status. Except to the extent the information constitutes a

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Cades Schutte Building 1000 Bishop Street, Suite 1200 Honolulu, Hawaii 96813 Tel: 808.521-9200 Fax: 808.521-9210 www.cades.com	Kona Office 75-170 Hualalai Road, Suite 303 Kailua Kona, Hawaii 96740 Tel: 808.329-5811 Fax: 808.326-1175

Spectrum Brands, Inc.

October 29, 2009

statement, directly or in practical effect, of any legal conclusion at issue, we have relied, without investigation or analysis, upon the information provided in the Officer’s Certificate and have assumed that all statements of facts contained therein are true and correct.

Based upon and subject to the foregoing, and to the qualifications set forth below, we are of the opinion that:

1. DB Online was organized under the laws of the State of Hawaii and is a validly existing limited liability company in good standing.

2. DB Online has the limited liability company power to execute, deliver and perform its obligations under DB Online’s Guarantee.

3. DB Online’s Guarantee, has been duly authorized by all necessary limited liability company action on the part of DB Online and duly executed and delivered by DB Online.

We express no opinions as to tax laws or blue sky and securities laws.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. We also consent to the reference to us under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Cades Schutte LLP